Exhibit 99.1

Access National Corporation Completes Merger with Middleburg Financial Corporation

RESTON, Va.--(BUSINESS WIRE)--April 3, 2017--Access National Corporation (“Access”) today announced the completion of its merger with Middleburg Financial Corporation (“Middleburg”), creating a $2.8 billion-asset bank ranked fifth in deposit market-share among Virginia-based banks under $10 billion in assets.

Under the terms of the merger agreement, Middleburg shareholders have a right to receive 1.3314 shares of Access common stock in exchange for each share of Middleburg common stock they owned.

“The closing of the merger marks the beginning of a new chapter for Access, including the addition of 12 full service branches, which will enhance our ability to serve our highly valued clients across Virginia,” said Michael W. Clarke, President and Chief Executive Officer Access. “As we integrate the two companies, our combined financial strength and economies of scale will allow us to deliver a valuable and compelling client experience to targeted businesses and affluent / high net worth consumers in a manner that also generates attractive financial performance measures compared to peers.”

Based on financial information reported as of December 31, 2016, the combined company has total assets of $2.8 billion, deposits of $2.1 billion and loans of $1.9 billion. Middleburg Bank was merged with and into Access National Bank on April 1, 2017, and now operates as a division of Access National Bank. Access National Bank now operates from 18 full service banking centers located in Virginia: Chantilly, Tysons, Reston, Leesburg, Manassas, Alexandria, Richmond, Williamsburg, Ashburn, Gainesville, Marshall, Middleburg, Purcellville, and Warrenton and the mortgage division of Access National Bank operates offices in Virginia, Maryland, Delaware, Indiana, Tennessee and Georgia. A nineteenth full service banking center located in Arlington, Virginia is planned to be opened early in the second quarter of 2017.

While legal closing has occurred, the expected cost savings will be subdued until closing of duplicative offices and conversion of back office systems expected to occur in the second half of 2017. When entry into the merger agreement was announced on October 24, 2016, a legal settlement and concurrent operational conversion was contemplated to occur early in the second quarter of 2017. While the legal close has occurred as expected, scheduling of conversion projects with third parties has pushed many anticipated cost savings into late summer 2017. The bank will operate from a more efficient distribution system upon completion of the operational conversions, combined with a reduction in the number of banking centers to 15, largely due to overlapping markets. Banking center closings are expected to occur prior to year-end.

Of the expected $11.6 million in annual overhead cost savings from the combination, approximately 65% are expected to be realized in 2017 and 100% thereafter. This compares to the previously announced 75% cost savings realization expected for 2017.

Importantly, both companies have focused on maintaining and expanding the core business as evidenced by the favorable loan growth experienced by both companies during the fourth quarter of 2016. In planning for growth going forward, both companies have invested in market facing leadership and relationship managers. Notably, the companies worked together to expand the legacy Middleburg line leadership with three professional relationship managers, including Executive Vice President and Market Executive David Leudemann. Most recently, Mr. Leudemann was Market President of the Dulles Corridor for BB&T.

The complementary strengths of the two companies in wealth management, trust and mortgage banking make for a highly compelling client proposition that also improves the reliability and magnitude of fee income for both companies. These successful lines of business help diversify revenue, deepen relationships and reduce risk across the enterprise. The continued success of these two lines of business place Access in a unique position, reporting $2.8 billion of commercially focused banking assets, $2.6 billion of assets under management and administration and $600 million of annual mortgage originations.

About Access National Corporation

Access National Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Reston, Virginia. Access owns all of the stock of its subsidiary bank, Access National Bank, which is an independent commercial bank chartered under federal law as a national banking association. Access National Bank provides credit, deposit, mortgage, wealth management and trust services to middle market commercial businesses and associated professionals, primarily in the greater Washington, D.C. Metropolitan Area. The common stock of Access is traded on the NASDAQ Global Market under the symbol “ANCX.”

Additional information on Access is available at https://www.accessnationalbank.com.

Forward-Looking Statements

The information presented herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Access’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements may be identified by words such as “may,” “could,” “will,” “expect,” “believe,” “anticipate,” “forecast,” “intend,” “plan,” “prospects,” “estimate,” “potential,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements in this communication may include, but are not limited to, statements about project impacts of and financial results generated by the transaction. Forward-looking statements speak only as of the date they are made and Access assumes no duty to update forward-looking statements.

In addition to factors previously disclosed in Access’s and Middleburg’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from the results expressed in or implied by forward-looking statements and historical performance: changes in asset quality and credit risk; changes in interest rates and capital markets; the introduction, timing and success of business initiatives; competitive conditions; and the inability to recognize cost savings or revenues or to implement integration plans associated with the transaction. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, may not reflect actual results and may not be relied upon.

CONTACT:
Access National Corporation
Michael W. Clarke, 703-871-2100
President and CEO